Exhibit 99.1

January 21, 2005

Mr. Patrick McVeigh

Dear Pat:

It is my pleasure to extend you an offer of employment with PalmSource, Inc. (“PalmSource”), in Sunnyvale California as Senior Vice President of Worldwide Licensing and Sales reporting directly to me.

Remuneration

The Senior Vice President of Worldwide Licensing and Sales’ annual compensation is defined as an annual On-Target-Earnings (OTE) consisting of fixed and variable components. Your OTE compensation will be $412,500 per year. Your annual base salary will be $275,000 ($22,917 per month) payable semi-monthly. Your annual variable compensation at target would be $137,500. The variable component, which is 50% of the base salary, will be made up of two components: 1) 75% of which will be based on achievement of the revenue targets each quarter; 2) the remaining 25% will be based upon the achievement of the company’s financial goals each quarter and at year end. Additionally, once you have joined PalmSource, we will mutually agree on pay-outs based on accelerators for exceeding 100% of the revenue plan.

The details of your compensation will be captured in your FY05 Sales Compensation plan which will be documented after our discussion. PalmSource reserves the right to adjust the compensation plan during FY2005 should it become necessary. Should this need arise, you would be notified both verbally, and in writing, of any changes to the Plan at least 30 days prior to such changes taking places.

Stock Options

You will be eligible to receive a stock option grant of 100,000 PalmSource stock options in accordance with the PalmSource 2003 Equity Incentive Plan (the “EIP”). The PalmSource Board of Directors at its next meeting must still approve your specific new hire option grant. PalmSource shares will be priced at the closing stock price on the date that the grant is approved by the Board of Directors. Vesting will occur with your date of hire. The plan provides a four year vesting period: 25% of the stock subject to the grant shall vest on the one year anniversary date of your effective date of hire and the remaining stock subject to the grant shall vest on a monthly basis thereafter.

Benefits

PalmSource offers a competitive complement of benefits, which currently includes 28 days of combined time off and holidays, an Employee Stock Purchase Program (ESPP), a partial company 401k match, a handheld purchase program and a one-month sabbatical program after each four years of continuous employment.

This offer of employment and your continued employment with PalmSource are expressly contingent upon PalmSource receiving the following:

Acceptable results from a background investigation. Any falsification of employment history or educational background will result in withdrawal of the offer and/or termination of employment.

Signed copies of the PalmSource (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Code of Conduct, stating, among other things, that you will keep confidential company information throughout and beyond your employment with PalmSource.

Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

Work Location

We believe that our best work is performed when we join together at work to produce our products and services. PalmSource does recognize that telecommuting may be a viable flexible work alternative in cases where work responsibilities are suited for work done away from a PalmSource work location. However, in general, the company strongly encourages employees to work at the company location. Effective February 14, 2005, the company’s headquarters will be located at 1188 E. Arques Avenue, Sunnyvale, California.

The terms and conditions of your proposed employment with PalmSource as stated in this letter supersede any previous representations concerning conditions of employment. While we are confident that we will have a mutually beneficial employment relationship, employment with PalmSource is voluntary and at-will. This means you are free to resign at any time. Similarly, PalmSource is free to terminate your employment, with or without cause or notice, at any time.

This offer of employment is open for a period of 5 working days from the date of this letter. Within this time period, please confirm your acceptance by signing below and proposing a start date. Return the signed offer letter along with signed copies of the three PalmSource agreements to the PalmSource HR department.

Let me close by reaffirming my belief that the skills and background you bring to PalmSource will be instrumental to the future success of the Company. I am very pleased that you are enthusiastic about joining PalmSource and I look forward to working with you very soon.

Sincerely,

/s/ David Nagel

David Nagel

President and CEO

PalmSource, Inc.

I accept the offer of employment at PalmSource, Inc. based on the terms described in this offer letter.

/s/ Patrick Mc Veigh	1/24/05
Patrick S. McVeigh	Date

I propose a start date of February 7, 2005.